EXHIBIT 99.2

FOR IMMEDIATE RELEASE	For more information contact:
Beth Huber, (937) 382-5591 ext. 2536
beth.huber@airborne.com

ABX AIR PILOTS RATIFY TENTATIVE AGREEMENT

WILMINGTON, OHIO – August 14, 2003 – Flight crewmembers at ABX Air, Inc., ratified the tentative agreement reached between the company and the Local 1224.

The tentative agreement was reached last week after nearly two years of negotiations with the Teamsters Local 1224 which represents the ABX Air pilots. The agreement covers the next three years and does not become amendable until August 1, 2006.

Terms of the agreement include a signing bonus and increases over the three-year term of the agreement which lasts through July 31, 2006.

“We are pleased to have reached an agreement with union leadership that provides our flight crewmembers with a contract that is responsible, fair and consistent with our mission of providing value to Airborne customers and shareholders,” said Joseph C. Hete, President and Chief Operating Officer of ABX Air. “We are pleased this agreement was ratified by the rank and file and believe it serves the best interests of everyone.”

ABX Air, Inc. is the airline division of Airborne, Inc. It manages the movement of over 6 million pounds of freight and 100 aircraft to provide on-time service for Airborne Express customers. It is headquartered in Wilmington, Ohio, at its privately owned airport with on-site aircraft maintenance and package-sorting facilities.

Airborne, Inc., the parent Company for ABX Air, Inc., as well as the delivery and marketing division, Airborne Express, Inc., are headquartered in Seattle, Washington. For more than 50 years, Airborne Express has served the shipping needs of business customers around the world. Today, Airborne offers total distribution solutions by providing customers time-sensitive delivery of documents, letters, small packages, and freight to virtually every U.S. ZIP code and more than 200 countries. Customers can select from a variety of services including same-day, next-morning, 10:30, next-afternoon, second-day, ground delivery service, international air express and freight, ocean service, and logistics management.

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